Exhibit (l)(32)

FORM OF PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Robeco Investment Management, Inc. (“Boston Partners”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Boston Partners and Boston Partners hereby purchases one (1) share of the Boston Partners Alpha Blue Dynamic Equity Fund (the “Fund”) (Class [      ], par value $.001 per share) at price per Share equivalent to the net asset value per share of the Fund as determined on [             ], 2015.

2.  The Company hereby acknowledges receipt from Boston Partners of funds in the amount of $10.00 in full payment for the Share.

3.  Boston Partners represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the [    ] day of [             ], 2015.

THE RBB FUND, INC.

By:
Name:	Salvatore Faia
Title	President

ROBECO INVESTMENT MANAGEMENT, INC.

By:
Name:
Title: